Exhibit 99.1

Steve Madden Announces Record Results for Third Quarter 2009

LONG ISLAND CITY, N.Y., November 3, 2009 - BUSINESS WIRE -- Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the third quarter ended September 30, 2009.

•	Third quarter consolidated net sales increased 9.4% to $140.1 million.

•	Operating margin rose to 20.2% in the third quarter 2009, compared with operating margin of 13.8% in the same period of 2008.

•	Net income for the third quarter was $17.8 million, or $0.97 per diluted share, compared to $11.1 million, or $0.62 per diluted share, in the third quarter of 2008.

•	Full-year 2009 guidance for diluted EPS is in the range of $2.55 to $2.65.

Edward Rosenfeld, Chairman and Chief Executive Officer commented, “We were extremely pleased to have delivered record sales and earnings for the third quarter of 2009. The strength in our business is a reflection of Steve and his team’s ability to consistently create trend-right product and our organization’s speed in getting that merchandise to market. Looking ahead, we are very enthusiastic about our recently announced business ventures including the launch of our newly licensed Steve Madden apparel line as well as our new license agreement for Olsenboye footwear and accessories. Both of these ventures offer significant growth opportunity. Overall, we feel good about our portfolio of brands and the long term growth prospects for our company.”

Third Quarter 2009 Results:

Third quarter consolidated net sales were $140.1 million compared to $128.1 million reported in the comparable period of 2008. Net sales from the wholesale business grew 15.0% to $112.0 million compared to $97.3 million in the third quarter of 2008, driven by strength in the Madden Girl, Steven by Steve Madden, Steve Madden Women’s and Steve Madden Men’s wholesale footwear divisions. In addition, the new Elizabeth and James brand and the recently acquired Madden Zone, formerly SML Brands, also contributed to the sales growth.

Retail net sales totaled $28.2 million compared to $30.7 million in the third quarter of the prior year. Same store sales decreased 7.6% in the third quarter of 2009 compared to a 7.8% same store sales increase in the same period of 2008.

Gross margin improved to 44.0% as compared to 41.4% in the third quarter of 2008. For the wholesale business, gross margin was 41.2% as compared to 36.3% in the prior year’s third quarter, with the increase driven primarily by reduced markdown allowances as a result of strong sell-through at retail. Retail division gross margin was 55.2% as compared to 57.4% for the comparable period last year. The decrease in retail gross margin was primarily due to increased promotional activity at retail stores as compared to last year’s third quarter.

Operating expenses as a percent of sales for the third quarter of 2009 were 27.9% as compared to 31.0% in the same period of the prior year. The 310 basis point improvement was mainly driven by leverage on higher sales as well as fewer stores and reduced store payroll expense in the Company’s remaining stores.

Net income for the third quarter of 2009 totaled $17.8 million, or $0.97 per diluted share as compared to net income of $11.1 million, or $0.62 per diluted share, in the same period of 2008.

The Company closed one retail location and licensed out three stores during the third quarter of 2009, ending the quarter with 88 retail locations, including the Internet store.

Nine-Month 2009 Results:

For the first nine months of 2009, consolidated net sales were $364.0 million compared to $337.9 million in the comparable period last year.

Net income totaled $36.6 million, or $2.00 per diluted share, for the first nine months of 2009 compared to $20.8 million or $1.11 per diluted share in the first nine months of 2008. Net income for the first nine months of 2008 included a charge totaling $3.0 million post-tax, or $0.16 per diluted share, related to the resignation of the Company’s former CEO.

As of September 30, 2009, cash, cash equivalents and marketable securities totaled $125.7 million.

Arvind Dharia, Chief Financial Officer, commented, “Our balance sheet remains very healthy as a result of the continuation of strong growth in our earnings and prudent capital management.”

Company Outlook

For fiscal 2009, the Company expects net sales to increase in the range of 7%-8% compared to net sales in 2008.

Diluted EPS for 2009 is expected to be in the range of $2.55 to $2.65.

Conference Call Information

The Company will host its third quarter 2009 earnings conference call on Tuesday, November 3, 2009, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com under the Investor Relations section and an online archive of the broadcast will be available within one hour of the conclusion of the call which will remain accessible for a period of 30 days following the call. Additionally, a replay will also be available two hours following the call through December 3, 2009, via telephone at 1-888-203-1112 (U.S.) and 1-719-457-0820 (international) by entering the replay pin 8357547.

About Steve Madden

Steve Madden designs and markets fashion-forward footwear and accessories for women, men and children. The shoes and accessories are sold through 88 company-owned retail stores (including the Company’s online store), department stores, and apparel, footwear, and accessories specialty stores. The Company has several licensees for its brands, including for apparel, outerwear, cold weather accessories, eyewear, hosiery, and bedding and bath products. The Company is the licensee for footwear, handbags and belts for Fabulosity and Olsenboye, for footwear for Elizabeth and James and l.e.i. and for handbags and belts for Betsey Johnson and Daisy Fuentes.

Safe Harbor

This press release contains certain statements which are “forward-looking statements” as that term is defined in the federal securities laws. The events described in forward-looking statements contained in this press release may not occur. Generally these statements are based on current expectations and assumptions relating to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. The Company cautions you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and whether forward-looking statements made by the Company ultimately prove to be accurate. The Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements.

All information in this release is as of November 3, 2009. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

Investor Contacts:

ICR, Inc.
Investor Relations
Jean Fontana or Joseph Teklits
203-682-8200
www.icrinc.com

STEVEN MADDEN LTD
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended

Consolidated:	Sep 30, 2009	Sep 30, 2008	Sep 30, 2009	Sep 30, 2008

Net Sales	$140,138	$128,093	$364,039	$337,949
Cost of Sales	78,462	75,114	209,313	199,218

Gross Profit	61,676	52,979	154,726	138,731
Commission and licensing fee income	5,726	4,497	15,993	11,056
Operating Expenses	39,088	39,770	112,729	117,097

Income from Operations	28,314	17,706	57,990	32,690
Interest and other Income, Net	488	248	1,252	1,142

Income Before provision for Income Taxes	28,802	17,954	59,242	33,832

Provision for Income Tax	10,971	6,866	22,690	13,058

Net Income	$17,831	$11,088	$36,552	$20,774

Basic income per share	$0.99	$0.62	$2.03	$1.12

Diluted income per share	$0.97	$0.62	$2.00	$1.11

Weighted average common shares outstanding - Basic	18,101	17,763	18,002	18,478

Weighted average common shares outstanding - Diluted	18,449	17,986	18,239	18,675

STEVEN MADDEN LTD
BALANCE SHEET HIGHLIGHTS
(In thousands, except per share data)

	Sep 30 2009		Sep 30, 2008
	Consolidated	Dec 31, 2008	Consolidated
	(Unaudited)	Consolidated	(Unaudited)

Cash and cash equivalents	$47,622	$89,588	$33,115
Investment Securities	78,069	35,224	23,554
Total Current Assets	182,550	194,736	175,996
Total Assets	316,290	284,693	246,296
Advances Payable - Factor	—	30,168	—
Total Current Liabilities	61,144	72,490	42,824
Total Stockholder Equity	249,898	206,242	198,864